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Exhibit 4.3

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this    day of July, 2003 by and between Odetics, Inc., a Delaware corporation ("Odetics") and 1515 S. Manchester, LLC, a California limited liability company, Dartbrook-Twin Oaks, L.P., a Texas limited partnership and William T. White, III. LLC, a California limited liability company (the "Purchaser").

        WHEREAS, Odetics and Purchaser have entered into that certain (i) Standard Industrial/Commercial Single-Tenant Lease—Net dated January 22, 2002 covering the approximately 179,000 square foot premises located at 1515 S. Manchester Ave., Anaheim, California; and (ii) Standard Industrial/Commercial Single-Tenant Lease—Net dated January 22, 2002 covering the approximately 78,840 square foot premises located at 1585 S. Manchester Ave., Anaheim, California (collectively, the "Leases");

        WHEREAS, Odetics and Purchaser are concurrently entering into a Settlement Agreement (the "Settlement Agreement"), pursuant to which, among other things, the Leases will be terminated and Odetics and Purchaser will enter into a new lease covering an approximately 15,000 square foot portion of 1515 S. Manchester Ave., Anaheim, California;

        WHEREAS, this Agreement is being entered into pursuant to the terms of the Settlement Agreement;

        NOW THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, the parties hereto agree as follows:

        1.     Purchase of Shares. As consideration for the release of Odetics' obligations under the Lease and the other agreements and releases of claims contained in the Settlement Agreement, Odetics does hereby sell and issue to Purchaser, and Purchaser does hereby purchase from Odetics, 425,000 shares of Class A Common Stock of Odetics (the "Shares") on the terms set forth herein and in the Settlement Agreement.

        2.     Closing. The consummation of the sale of the Shares contemplated herein (the "Closing") shall occur simultaneously with the execution and delivery of this Agreement and the Settlement Agreement by all of the parties hereto and thereto. Promptly upon receipt of the executed Agreement and Settlement Agreement, Odetics agrees to instruct its transfer agent to issue the Shares to Purchaser in accordance with the Purchaser Issue Instructions attached hereto as Exhibit A.

        3.     Piggyback Registration Rights. If, Odetics proposes to register any of its Class A Common Stock or other securities under the Securities Act of 1933, as amended (the "Act"), in connection with the public offering of such securities solely for cash (other than an Excluded Registration as defined below), Odetics shall, at such time, promptly give Purchaser written notice of such registration. Upon the written request of Purchaser given within fourteen (14) days after Odetics gives such notice in accordance with Section 7 below, Odetics shall cause to be registered under the Act all of the Shares that Purchaser has requested to be registered, as well as shares of Odetics' Class A Common Stock acquired by Purchaser upon exercise of the Warrant to Purchase Common Stock issued to Purchaser on the date hereof (the "Warrant Shares" and together with the Shares, the "Registrable Shares"). Odetics shall have the right to terminate or withdraw any registration initiated by it under this Section prior to the effectiveness of such registration whether or not Purchaser has elected to include any Regsitrable Shares in such registration. Odetics shall bear and pay all expenses incurred in connection with any registration of the Registrable Shares with respect to any registrations required pursuant to this Section, including all filing and printing fees, Odetics' fees and expenses of Odetics counsel and auditors, costs associated with qualifying or registering the Registrable Shares for sale under applicable state securities laws, and Nasdaq or exchange listing fees. Notwithstanding the foregoing, Odetics shall not be responsible for any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Shares being sold. For the purposes of this Agreement, an Excluded Registration shall include the following: (i) a registration relating solely to the sale of securities to participants in a Company stock plan, (ii) a registration on Form S-4 or any successor form relating to a merger, reorganization or acquisition, (iii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

        4.     Representations.

          a.     Investor Representations. In order to induce Odetics to enter into this Agreement, Purchaser hereby represents and warrants to Odetics as follows: Purchaser is acquiring the Shares for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, promulgated pursuant to Act. Purchaser is a corporation, business trust or partnership that was not formed for the purpose of acquiring the Shares, and has total assets in excess of $5,000,000. Purchaser has a pro-existing business relationship with Odetics and has had an opportunity to ask questions and receive answers from Odetics' management regarding the business, properties, prospects and financial condition of Odetics. Purchaser, by reason of its own business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by Odetics or any affiliate of Odetics, directly or indirectly, have the capacity to protect Purchaser's own interest in connection with this transaction.

          b.     Company Representations. The Shares that are being issued to Purchaser hereunder and the Warrant Shares, when issued, sold and delivered in accordance with the terms hereof or thereof for the consideration expressed herein or therein, as applicable, will be duly and validly issued, fully paid and nonassessable and free of restrictions or transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws. Based in part upon the representations of the Purchaser in this Agreement, the Shares and the Warrant Shares will be issued in compliance with all applicable federal and state securities laws.

        5.     Legends. Purchaser acknowledges that the Shares are "restricted securities" under the Act and agrees that in addition to any other legend that may be required by federal or state securities laws, each certificate representing any of the Shares issued pursuant to this Agreement shall bear a legend in substantially the following form:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THE SHARES OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

        6.     Entire Agreement; Governing Law; Headings. This Agreement, the Settlement Agreement, and the exhibits attached hereto and thereto contain the entire agreement of the parties hereto as to its subject matter. This Agreement can only be modified or amended by a written agreement signed by all of the parties hereto. This Agreement shall be governed and interpreted in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement

        7.     Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received by the party to be notified

(i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient (if not sent during normal business hours, then on the next business day); (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All such notices shall be sent: (a) if to Purchaser, addressed to Purchaser at its address shown on the Purchaser Issue Instructions attached as Exhibit A hereto, or at such other address as Purchaser may specify by written notice to Odetics given in accordance with this Section, or (b) if to Odetics, at the address set forth below its signature or at such other address as the Odetics may specify by providing written notice to the Purchaser in accordance with this Section.

        IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date and year first above written. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ODETICS, INC.
By:	/s/ GREG A. MINER Gregory A. Miner, Chief Executive Officer and Chief Financial Officer
Address:	1515 South Manchester Avenue Anaheim, California 92802-2907 Attention: Chief Executive Officer
Facsimile No.: (714) 780-7857
1515 S. MANCHESTER, LLC, a California limited liability company
By:	/s/ WILLIAM A. MCFARLAND
Print Name:	William A. McFarland
Title:

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  Exhibit 4.3
STOCK PURCHASE AGREEMENT